Exhibit 107

Calculation of Fee Filing Tables

Form S-1

(Form Type)

HCW Biologics Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (5)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)

Fees to be Paid	Equity	Units, consisting of	457(g)	—	—	—	—	—

	Equity	Common Stock, par value $0.0001 per share (2)	457(o)	—	—	$5,000,000.00	$0.00015310	$765.50

	Equity	Pre-Funded Warrants to purchase shares of Common Stock (4)	457(g)	—	—	—	—	—

	Equity	Common Stock issuable upon exercise of the Pre-Funded Warrants	457(o)		—	Included Above	—	—

	Equity	Warrants to purchase shares of Common Stock (4)	457(g)	—	—	—	—	—

	Equity	Common Stock, par value $0.0001 per share, issuable upon the exercise of Warrants	457(o)	—	—	$10,000,000.00	$0.00015310	$1,531.00

	Total Offering Amounts					$15,000,000		$2,296.50

	Total Fees Previously Paid					—

	Total Fee Offsets					—		$0

	Net Fee Due							$2,296.50

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering. price.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act,